INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

AMENDMENT NO. 2

TO

THE STATEMENT OF PREFERENCES

OF

VARIABLE RATE TERM PREFERRED SHARES (“VRTP SHARES”)

DATED AUGUST 29, 2013, AS AMENDED

(THE “STATEMENT”)

WHEREAS, pursuant to authority expressly vested in the Board of Trustees of Invesco Dynamic Credit Opportunities Fund (the “Fund”) by Section 1.1 of the Amended and Restated Agreement and Declaration of Trust of the Fund, as amended, the Board of Trustees of the Fund may transact the Fund’s affairs;

WHEREAS, the Board of Trustees has determined that it is in the best interest of the Fund to amend the Statement as set forth below (the “Amendment”), and has approved such changes;

WHEREAS, the Amendment has been consented to in writing by the sole shareholder of the Fund’s Outstanding VRTP Shares; and

WHEREAS, Moody’s Investors Service, Inc. and Fitch Ratings (each a “Rating Agency”) have each provided to the Fund written confirmation that the Amendment will not adversely affect the rating assigned to the VRTP Shares by each Rating Agency.

NOW THEREFORE, the undersigned officer of the Fund hereby certifies as follows:

1. The Board of Trustees of the Fund has adopted resolutions to amend the Statement and to redeem the Fund’s Outstanding VRTP Shares as set forth below.

2. The definitions of “Conditional Acceptance” and “Liquidity Requirement” in the Statement are each deleted in their entirety.

3. The definition of “Liquidity Account Initial Date” in the Statement is deleted in its entirety and replaced with the following definition:

“Liquidity Account Initial Date” shall have the meaning specified in Section 10(a)(iv) of this Statement of Preferences.

4. The following definitions are added to the Statement:

“Failed Optional Redemption” shall have the meaning specified in Section 10(a)(iv)(B) of this Statement of Preferences.

“Liquidity Account Amount” shall have the meaning specified in Section 10(b)(ii)(A) of this Statement of Preferences.

“Periodic Optional Redemption Schedule” shall have the meaning specified in Section 10(a)(iv) of this Statement of Preferences.

“Periodic Optional Redemption Shares” shall have the meaning specified in Section 10(a)(iv) of this Statement of Preferences.

5. The following is added as Section 10(a)(iv) to the Statement:

“(iv)(A) Periodic Optional Redemption. Beginning on May 1, 2017, the Trust shall redeem, pursuant to Section 10(a) of this Statement of Preferences, Outstanding VRTP Shares (collectively, the “Periodic Optional Redemption Shares”) according to the following schedule (the “Periodic Optional Redemption Schedule”):

Redemption Date	Amount of Aggregate Liquidation Preference of VRTP Shares to be Redeemed Pursuant to Section 10(a)
May 1, 2017	$25,000,000.00
June 1, 2017	$25,000,000.00
July 3, 2017	$25,000,000.00
August 1, 2017	$25,000,000.00

(B) In the event that any redemption of Periodic Optional Redemption Shares as provided in the Periodic Optional Redemption Schedule does not occur on the applicable scheduled Redemption Date reflected in the table above (a “Failed Optional Redemption”), the Trust shall, within five (5) Business Days following the applicable Redemption Date with respect to such shares (the “Liquidity Account Initial Date” applicable to such Periodic Optional Redemption Shares), cause the Custodian to establish a Liquidity Account, as set forth in Section 10(b)(ii) of this Statement of Preferences, in an amount equal to the Liquidity Account Amount.

(C) Nothing in this Section 10(a)(iv) shall limit the Trust’s ability to redeem any Outstanding VRTP Shares pursuant to Section 10(a)(i) of this Statement of Preferences. Any Outstanding VRTP Shares that are not redeemed according to the Periodic Optional Redemption Schedule, or otherwise redeemed pursuant to Section 10(a)(i) of this Statement of Preferences, shall be redeemed on the Term Redemption Date pursuant to Section 10(b)(i)(A) of this Statement of Preferences.”

6. Section 10(b)(i)(A) of the Statement is deleted in its entirety and replaced with the following:

“(i)(A) Term Redemption. The Trust shall redeem, out of funds legally available therefor under Applicable Law, all Outstanding VRTP Shares of a Series on the Term Redemption Date for such Series at the Redemption Price.”

7. Section 10(b)(i)(C) of the Statement is deleted in its entirety and replaced with the following:

“(C) Other Mandatory Redemption Events. The Trust shall redeem, out of funds legally available therefor under Applicable Law, at the Redemption Price, all of the VRTP Shares, if any of the following events occur: (i) any Increased Rate Event has occurred and is continuing for 180 days; (ii) the Trust is not in compliance with Section 1(c), Section 5(a), Section 5(b), Section 6(c), Section 6(d), Section 6(e), Section 6(f), Section 8(a), Section 8(b), Section 8(c)(ii), Section 10(b)(ii)(A), Section 10(k) or Section 13(i) and such non-compliance has continued for 30 days; (iii) the Trust is not in compliance with Section 13(k)(i), Section 13(k)(iii), Section 13(k)(v), Section 13(k)(viii), Section

13(k)(ix), Section 13(k)(x), Section 13(k)(xi), Section 13(k)(xii) or Section 13(k)(xiii) of this Statement of Preferences and such non-compliance has continued for 30 days after the earlier of the Trust having actual knowledge of such non-compliance or the Trust having received written notice of the occurrence of such non-compliance from a Holder; (iv) any Bankruptcy Event shall occur; or (v) the Investment Adviser shall cease to be a wholly-owned direct or indirect subsidiary of Invesco Ltd. or the investment advisory agreement between the Trust and the Investment Adviser shall have terminated, unless a replacement investment advisory agreement substantially similar in all material respects to the investment advisory agreement in effect on the Closing Date has been entered into with the Investment Adviser. If a redemption pursuant to this Section 10(b)(i)(C) is to occur, the Trust shall cause a Notice of Redemption to be sent to Holders in accordance with Section 10(c) of this Statement of Preferences and cause to be deposited Deposit Securities or other sufficient funds, out of funds legally available therefor under Applicable Law, in trust with the Redemption and Paying Agent in accordance with the terms of this Statement of Preferences. The Trust shall effect such redemption on the date fixed by the Trust therefor, which date shall not be earlier than 10 Business Days nor later than 60 days after the date the redemption event occurred, except that if the Trust does not have funds legally available under Applicable Law for the redemption of all of the required number of VRTP Shares which are subject to redemption or the Trust otherwise is unable as a result of Applicable Law to effect such redemption on or prior to 60 days after the date the redemption event occurred, the Trust shall redeem those VRTP Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding VRTP Shares of a Series are to be redeemed pursuant to Section 10(b)(i)(C) of this Statement of Preferences, the number of VRTP Shares of such Series to be redeemed shall be selected pro rata from the Holders of VRTP Shares of such Series in proportion to the number of VRTP Shares of such Series held by such Holders or by lot or other fair method as determined by the Trust’s Board of Trustees, in accordance with the rules and regulations of the Securities Depository, if applicable. If fewer than all of the Outstanding VRTP Shares of a Series are to be redeemed pursuant to Section 10(b)(i)(C) of this Statement of Preferences, and if more than one Series of VRTP Shares is outstanding, then the number of VRTP Shares of each Series to be redeemed shall be selected pro rata from the Holders of VRTP Shares of each Series in proportion to the number of VRTP Shares in each Series or by lot or other fair method as determined by the Trust’s Board of Trustees, in accordance with the rules and regulations of the Securities Depository, if applicable.”

8. Section 10(b)(ii)(A) of the Statement is deleted in its entirety and replaced with the following:

“(ii)(A) On or prior to the Liquidity Account Initial Date applicable to Periodic Optional Redemption Shares that are subject to a Failed Optional Redemption, the Trust shall cause the Custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Trust (a “Liquidity Account”), Liquidity Account Investments with a Market Value equal to at least 110% of the Liquidity Account Amount with respect to such Periodic Optional Redemption Shares. The “Liquidity Account Amount” for any Periodic Optional Redemption Shares subject to this Section 10(b)(ii)(A) shall be equal to the product of (x) the Term Redemption Price to be paid on the Term Redemption Date for such shares, based on the number of such

Periodic Optional Redemption Shares then Outstanding, assuming for this purpose that the Applicable Rate for such Periodic Optional Redemption Shares in effect at the Liquidity Account Initial Date for such shares will be the Applicable Rate as in effect at such Liquidity Account Initial Date until the Term Redemption Date, and (y) two (2); provided that in no event shall the aggregate Liquidity Account Amount exceed $125,000,000.00 at any time. If, on any date after the Liquidity Account Initial Date, the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for any Periodic Optional Redemption Shares subject to this section 10(b)(ii)(A), as of the close of business on any Business Day, is less than 110% of the Liquidity Account Amount with respect to such shares, then the Trust shall cause the Custodian and the Investment Adviser to segregate additional or substitute assets of the Trust as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Liquidity Account for such Periodic Optional Redemption Shares is equal to at least 110% of the Liquidity Account Amount with respect to such shares not later than the close of business on the next succeeding Business Day. Upon the deposit by the Trust with the Redemption and Paying Agent of Deposit Securities having a Market Value sufficient to effect the redemption of Periodic Optional Redemption Shares subject to a Failed Optional Redemption, the requirement of the Trust to maintain a Liquidity Account for such Periodic Optional Redemption Shares as contemplated by Section 10(a)(iv) of this Statement of Preferences and this Section 10(b)(ii) shall lapse and be of no further force and effect. With respect to assets of the Trust segregated as Liquidity Account Investments, the Investment Adviser, on behalf of the Trust, shall be entitled to instruct the Custodian on any date to release any Liquidity Account Investments from such segregation and to substitute therefor other Liquidity Account Investments (including, for the avoidance of doubt, Liquidity Account Investments constituting Deposit Securities), so long as the assets of the Trust segregated as Liquidity Account Investments with respect to Periodic Optional Redemption Shares subject to this Section 10(b)(ii)(A) at the close of business on such date have a Market Value equal to at least 110% of the Liquidity Account Amount with respect to such shares. The Trust shall cause the Custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Liquidity Account for any Periodic Optional Redemption Shares subject to this Section 10(b)(ii)(A), other than liens, security interests or encumbrances arising by operation of law and any lien of the Custodian with respect to the payment of its fees or repayment for its advances. Notwithstanding anything expressed or implied herein to the contrary, the assets of the Liquidity Account shall continue to be assets of the Trust subject to the interests of all creditors and shareholders of the Trust.”

9. Section 10(b)(ii)(B) of the Statement is deleted in its entirety and replaced with the following:

“(B) The Deposit Securities included in the Liquidity Account for any Periodic Optional Redemption Shares subject to
Section 10(b)(ii)(A) of this Statement may be liquidated by the Trust, in its discretion, and the proceeds applied towards payment of the Term Redemption Amount for such shares. Upon the deposit by the Trust on the Term Redemption Date with the Redemption and Paying Agent of Deposit Securities constituting cash and of the cash proceeds from the liquidation of other Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the VRTP Shares of a Series on the Term Redemption Date for such Series, the requirement of the Trust to maintain a Liquidity Account for such Series as contemplated by this Section 10(b)(ii) shall lapse and be of no further force and effect.”

10. Sections 10(b)(ii)(C) and 10(b)(ii)(D) of the Statement are each deleted in their entirety.

11. Any capitalized terms used herein but not defined herein shall have the meanings given to such capitalized terms in the Statement.

12. Except as hereby amended the Statement remains in full force and effect.

13. An original copy of this Amendment shall be lodged with the records of the Fund and filed in such places as the Board of Trustees deems appropriate.

[Signature Page Follows.]

Dated this 29th day of March, 2017.

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND
By:	/s/ John M. Zerr
Name: John M. Zerr
Title: Senior Vice President